UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 14, 2007

Live Nation, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32601	20-3247759
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9348 Civic Center Drive, Beverly Hills, California		90210
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	310-867-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 14, 2007, Live Nation, Inc.’s ("Live Nation") Board of Directors (the "Board") elected William O.S. Ballard as a member of the Board.

In accordance with Live Nation’s practice, Mr. Ballard will be entitled to an annual cash retainer and reimbursement of reasonable travel and incidental expenses in accordance with Live Nation’s existing policies. In addition, Mr. Ballard will be eligible to receive stock options and restricted stock awards as do other non-employee members of the Board.

Mr. Ballard was elected to the Board pursuant to a Services Agreement (the "Services Agreement") between KSC Consulting (Barbados) Inc., a consulting company wholly owned by Michael Cohl, and certain subsidiaries of Live Nation. Mr. Cohl is Vice Chairman of the Board and Chairman and Chief Executive Officer of the Live Nation Artists division of Live Nation. The Services Agreement provided that, subject to the fiduciary duties of the Board, Live Nation be required to elect a person nominated by Mr. Cohl to the Board provided that the nominee was independent under Live Nation's "Director Independence Standards" and Mr. Ballard is Mr. Cohl's nominee under such provision.

In connection with Live Nation's May 2006 acquisition of a 50.1% controlling interest in the touring business of a commonly owned group of companies operating under the name of Concert Productions International, or CPI, and a 50% interest in several entities in the non-touring business of CPI (collectively, the "CPI Entities"), Mr. Ballard, as a minority shareholder through his 100% ownership interest in Orion Capital Corporation, indirectly received consideration from the sale of $105,966 in cash and 21,518 shares of Live Nation's common stock.

In September 2007, Live Nation acquired the remaining interests of the CPI Entities. Mr. Ballard, as a minority shareholder through his 100% ownership interest in Orion Capital Corporation, indirectly received consideration from the sale of $124,620 in cash and 78,468 shares of Live Nation's common stock.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Live Nation, Inc.

November 20, 2007	By:	Kathy Willard

Name: Kathy Willard
Title: Executive Vice President and Chief Financial Officer